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March 4, 2013
Marina Energy Agrees to Sell Las Vegas Energy Plant Assets
Folsom, NJ – Marina Energy LLC and its long time business partner DCO Energy, LLC announced today that they had agreed to sell the assets of their joint venture, LVE Energy Partners, LLC, to Boyd Gaming for $187 million.
Marina is a wholly owned subsidiary of South Jersey Industries (NYSE:SJI) that both directly and via joint venture under the Energenic brand, develops, owns and operates on-site energy projects that include district heating and cooling, combined heat and power, solar and landfill gas-to-electric. The assets sold comprised the partially completed energy facility that was being constructed to serve the Echelon Resort, Boyd Gaming’s planned casino resort development on the Las Vegas Strip. Boyd had suspended development of Echelon in August 2008. Marina is selling its interest in the assets at book value. The sale is expected to be completed today.
“Today’s sale will enable Marina to concentrate on the many new energy project development opportunities arising as a result of dramatic changes in the energy markets,” stated Mike Renna, president of SJI’s non-utility businesses. “The emergence of abundant and low-cost shale gas, public policy promoting development of renewable energy sources and demand for greater reliability, efficiency and economy from energy production sources, align perfectly with the focus of our project development business,” continued Renna.
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Marina Energy Add 1
About South Jersey Industries: South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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